JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 23, 2016

CATALYST CAPITAL, LLC
By:	/s/ Scott Mahoney
Name: Scott Mahoney Title: Managing Member
SCOTT MAHONEY
By:	/s/ Scott Mahoney
Name: Scott Mahoney, Individually